Exhibit 99.1

Flexsteel Announces Fourth Quarter and Fiscal 2009 Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--August 19, 2009--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported results of operations for its fourth quarter and fiscal year ended June 30, 2009.

The Company reported net sales for the quarter ended June 30, 2009 of $74.6 million compared to the prior year quarter of $100.6 million, a decrease of 25.9%. The Company reported net income for the current quarter of $0.8 million or $0.12 per share compared to net income of $0.3 million or $0.05 per share in the prior year quarter.

Net sales for the fiscal year ended June 30, 2009 were $324.2 million compared to $405.7 million in the prior fiscal year, a decrease of 20.1%. The Company reported a net loss for the current fiscal year of $1.5 million or $0.23 per share compared to net income of $4.2 million or $0.64 per share in the prior year. On a pre-tax basis the reported loss of $2.6 million includes approximately $2.6 million related to facility consolidation and employee separation costs, reflecting near break-even results from continuing operations.

The information regarding facility consolidation and employee separation costs is non-GAAP disclosure. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. We believe this information is relevant to our investors due to the significance of these items on net income and earnings per share and have included a table in the financial statements demonstrating the impact on earnings.

For the quarter ended June 30, 2009, residential net sales were $57.0 million, compared to $66.9 million, a decrease of 14.8% from the prior year quarter. Commercial net sales were $14.8 million for the quarter ended June 30, 2009, compared to $22.1 million in the prior year quarter, a decrease of 33.0%. Recreational vehicle net sales were $2.8 million for the quarter ended June 30, 2009, compared to $11.6 million in the prior year quarter, a decrease of 75.9%.

For the fiscal year June 30, 2009, residential net sales were $230.7 million, compared to $258.1 million, a decrease of 10.6% from the year ended June 30, 2008. Commercial net sales were $77.2 million for the year ended June 30, 2009, a decrease of 15.6% from net sales of $91.5 million for the year ended June 30, 2008. Recreational vehicle net sales were $16.2 million for the year ended June 30, 2009, a decrease of 71.1% from net sales of $56.1 million for the year ended June 30, 2008.

Gross margin for the quarter ended June 30, 2009 was 21.0% compared to 18.5% in the prior year quarter. Gross margin improvement in comparison to prior year quarter was primarily due to cost reductions related to facility consolidation and a LIFO benefit increase of approximately $0.4 million. Gross margin was 18.8% and 19.3% for the fiscal years ended June 30, 2009 and 2008, respectively. The decrease in gross margin percentage for the year is primarily due to an approximate $2.0 million adjustment to realizable value on inventory and to a lesser extent to under-utilization of capacity on significantly lower sales volume. These factors were partially offset by a LIFO benefit increase of approximately $0.6 million.

Selling, general and administrative expenses were 19.0% and 17.9% of net sales for the quarters ended June 30, 2009 and 2008, respectively. For the fiscal years ended June 30, 2009 and 2008, selling, general and administrative expenses were 18.8% and 17.5%, respectively. The percentage increase in selling, general and administrative costs for the quarter and the year is primarily due to under-absorption of fixed costs on the lower sales volume and the lag time in reducing advertising and other sales support costs in response to the lower volume.

Although our effective full year tax expense rate is normally in the 35% - 39% range, fiscal year ended June 30, 2009 reflects an effective income tax benefit rate of 41.5% due to losses or low level of earnings in various tax jurisdictions. The effective income tax rate was 35.8% for the fiscal year ended June 30, 2008. Effective tax expense rates for the quarters ended June 30, 2009 and 2008 were 23.8% and 27.9%, respectively, due to year to date fluctuations

All earnings per share amounts are on a diluted basis.

Working capital (current assets less current liabilities) at June 30, 2009 was $78.4 million as compared to $100.9 million at June 30, 2008. Significant changes in working capital from June 30, 2008 to June 30, 2009 included decreased accounts receivable of $12.5 million, decreased inventory of $11.9 million and decreased accounts payable of $4.8 million. The decrease in receivables is primarily related to lower shipment volume. Lower customer demand for our products reduced production levels and finished product purchases, which resulted in an inventory decrease. The decrease in accounts payable relates to lower purchase volume based on current demand.

Net cash provided by operating activities was $17.3 million for the fiscal year ended June 30, 2009. Cash from operating activities was used primarily to reduce borrowing by $15.9 million and pay dividends of $2.9 million. Capital expenditures were $1.2 million during fiscal year 2009. Depreciation and amortization expense was $3.7 million and $4.4 million for the years ended June 30, 2009 and 2008, respectively. The Company expects that capital expenditures will be approximately $2.0 million in fiscal year 2010.

Outlook

We believe that the consolidation of manufacturing operations and workforce reductions that the Company completed during the fiscal year has brought production capacity and fixed overhead in line with current and expected demand for our products. Company wide employment has been reduced approximately 30% over the past year through plant closures and workforce reductions related to business conditions.

The recreational vehicle industry continues to be the hardest hit product category with the initial impact of high fuel costs compounded by credit tightening and lack of consumer confidence in the economy as a whole. Recreational vehicle industry published data indicates that motor home unit sales, the sector that encompasses the majority of our sales, are down nearly 80%. The commercial seating product category held up well early in our fiscal year, but fell considerably as the U.S. economy contracted and credit tightened. We believe that our residential product category has performed reasonably well in relation to our competition. However, residential furniture remains a deferrable purchase item and is adversely impacted by tighter consumer credit, higher unemployment and low levels of consumer confidence.

As demonstrated above, demand for our products is dependent on factors such as consumer confidence, affordable housing, reasonably attainable financing and an economy with low levels of unemployment and high levels of disposable income. These factors remain in depressed positions, and indications are that they will remain that way in the near-term. We are not anticipating significant improvements in market conditions at this time, and are managing our business on that basis.

While we expect that current business conditions will persist for the remainder of calendar year 2009, we remain optimistic that our strategy of a wide range of quality product offerings and price points to the residential, recreational vehicle and commercial markets combined with our conservative approach to business will be rewarded when business conditions improve. We will maintain our focus on a strong balance sheet during these challenging economic times through emphasis on cash flow and improving profitability.

Analysts Conference Call

We will host a conference call for analysts on Thursday, August 20, 2009, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 13761217. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 13761217.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

TABLES FOLLOW

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	June 30,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,713,717	$2,841,323
Investments	--	1,160,066
Trade receivables, net	31,282,511	43,783,224
Inventories	73,844,345	85,791,400
Other	7,872,528	7,063,634
Total current assets	114,713,101	140,639,647

NONCURRENT ASSETS:
Property, plant, and equipment, net	23,297,643	26,372,392
Other assets	12,960,239	12,894,179

TOTAL	$150,970,983	$179,906,218

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$9,744,658	$14,580,275
Notes payable and current maturities of long-term debt	10,000,000	5,142,945
Accrued liabilities	16,552,412	19,996,315
Total current liabilities	36,297,070	39,719,535

LONG-TERM LIABILITIES:
Long-term debt	--	20,810,597
Other long-term liabilities	7,676,349	6,623,699
Total liabilities	43,973,419	67,153,831

SHAREHOLDERS’ EQUITY	106,997,564	112,752,387

TOTAL	$150,970,983	$179,906,218

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
NET SALES	$74,564,239	$100,630,109	$324,157,556	$405,654,829
COST OF GOODS SOLD	(58,925,321)	(81,992,866)	(263,083,274)	(327,165,396)
GROSS MARGIN	15,638,918	18,637,243	61,074,282	78,489,433
SELLING, GENERAL AND ADMINISTRATIVE	(14,168,859)	(18,026,008)	(60,791,151)	(70,893,485)
FACILITY CONSOLIDATION AND OTHER CHARGES	(173,576)	--	(2,554,771)	--
OPERATING INCOME (LOSS)	1,296,483	611,235	(2,271,640)	7,595,948
OTHER INCOME (EXPENSE):
Interest and other (expense) income	(27,927)	139,610	661,058	468,933
Interest expense	(220,095)	(284,798)	(968,762)	(1,468,476)
Total	(248,022)	(145,188)	(307,704)	(999,543)
INCOME (LOSS) BEFORE INCOME TAXES	1,048,461	466,047	(2,579,344)	6,596,405
INCOME TAX (PROVISION) BENEFIT	(250,000)	(130,000)	1,070,000	(2,360,000)
NET INCOME (LOSS)	$798,461	$336,047	$(1,509,344)	$4,236,405
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,576,373	6,575,633	6,576,373	6,573,999
Diluted	6,617,714	6,608,512	6,576,373	6,611,136
EARNINGS (LOSS) PER SHARE OF COMMON STOCK:
Basic	$0.12	$0.05	$(0.23)	$0.64
Diluted	$0.12	$0.05	$(0.23)	$0.64
SUPPLEMENTAL INFORMATION NON-GAAP DISCLOSURE (UNAUDITED)

Year Ended June 30, 2009 (in thousands)
Pre-tax GAAP net loss	$(2,579)
Adjustments to reconcile net loss:
Facility consolidation and other charges	2,555
Pre-tax NON-GAAP net loss	$(24)
Income tax benefit	10
After tax NON-GAAP net loss	$(14)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year Ended
	June 30,
	2009	2008
OPERATING ACTIVITIES:
Net (loss) income	$(1,509,344)	$4,236,405
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,733,353	4,437,903
Gain on disposition of capital assets	(251,909)	(49,180)
Gain on sale of investments	(462,473)	--
Stock-based compensation expense	114,000	186,000
Impairment of long-lived assets	137,638	--
Deferred income taxes	449,296	349,294
Other non-cash, net	14,048	(88,309)
Changes in operating assets and liabilities	15,081,496	(342,056)
Net cash provided by operating activities	17,306,105	8,730,057

INVESTING ACTIVITIES:
Net sales of investments	940,087	131,079
Proceeds from sale of capital assets	676,016	73,847
Capital expenditures	(1,202,993)	(1,227,863)
Net cash provided by (used in) investing activities	413,110	(1,022,937)

FINANCING ACTIVITIES:
Net payment of borrowings	(15,953,542)	(2,412,869)
Dividends paid	(2,893,279)	(3,414,960)
Proceeds from issuance of common stock	--	61,706
Net cash used in financing activities	(18,846,821)	(5,766,123)

(Decrease) Increase in cash and cash equivalents	(1,127,606)	1,940,997
Cash and cash equivalents at beginning of period	2,841,323	900,326
Cash and cash equivalents at end of period	$1,713,717	$2,841,323

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392